Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

OncoSec Medical Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share, reserved for issuance pursuant to Stock Option Awards (Inducement Grant)	457	(h)	1,195,781	(2)	$2.37	(3)	$2,835,129	(3)	0.0000927	$262.82

Total Offering Amount								$2,835,129			$262.82
Total Fee Offsets											—
Net Fee Due											$262.82

1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
2)	Represents shares of Common Stock of the Registrant issuable upon the exercise of outstanding nonqualified stock option awards granted to certain employees of the Registrant outside the Registrant’s 2011 Stock Incentive Plan between October 9, 2020 and May 2, 2022 as an inducement material to entry into employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Option Awards”).
3)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee based on the weighted-average exercise price of the Inducement Option Awards.